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FOR IMMEDIATE RELEASE                                         www.quintiles.com

CONTACT: Pat Grebe, Media Relations (pat.grebe@quintiles.com)
         Greg Connors, Investor Relations (invest@quintiles.com)
         (919) 998 2000

          QUINTILES EXCEEDS CONSENSUS EXPECTATIONS FOR 2ND QUARTER EPS;
           PRODUCT DEVELOPMENT GROUP ACHIEVES RECORD QUARTERLY REVENUE

o        37% SEQUENTIAL INCREASE IN NEW BUSINESS WINS

o FIFTH CONSECUTIVE QUARTER OF INCREASES IN OPERATING MARGINS AND NET INCOME PER SHARE FROM CONTINUING OPERATIONS

RESEARCH TRIANGLE PARK, N.C. - July 18, 2001 - Quintiles Transnational Corp. (Nasdaq: QTRN) today announced financial results for second quarter 2001. Net income for the quarter ended June 30, 2001, was $9.7 million compared to a loss from continuing operations of $8.2 million for second quarter 2000. Second quarter 2001 earnings per share were $0.08 on a diluted basis compared to a loss of $0.07 per share for second quarter 2000. Including income from a discontinued operation and one-time gain on the sale of assets, both related to ENVOY, second quarter 2000 diluted earnings per share were $3.76. Net revenue for the second quarter 2001 was $404.3 million compared to $423.1 million for second quarter 2000.

On a sequential quarterly basis, second quarter 2001 net income of $9.7 million and EPS of $0.08 compared to net income of $7.8 million and EPS of $0.06 for first quarter 2001. Second quarter 2001 net revenue of $404.3 million compared to $404.5 million for first quarter 2001.

Net new business in the first half of 2001 was $904 million, a 37% increase compared with the six-month period ending Dec. 31, 2000, and a 23% increase from the first half of 2000, resulting in a backlog at June 30, 2001, of $1.9 billion.

"We're pleased to have recorded our fifth consecutive quarter of increasing operating margins and net income from continuing operations, and to have exceeded analysts' consensus expectations for EPS. Our new business signings during the first half were strong," said Quintiles Chief Executive Officer Pam Kirby, Ph.D.

"I'm particularly pleased by the financial performance of our Product Development group, which achieved record quarterly revenue of $224.6 million. In that group, in addition to revenue growth, we're seeing improved margins because of increased efficiencies and better structuring of contracts. We continue to focus on building strategic relationships with our customers, as illustrated by today's announcement of a five-year agreement with Solvay Pharmaceuticals, which calls for Quintiles to provide at least 40% of Solvay's outsourced projects in the first year and at least 50% in the four years to follow. Our global resources, therapeutic expertise and high-quality execution have made Quintiles the industry leader in delivering these types of creative corporate solutions for our customers."


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Quintiles Chairman Dennis Gillings, Ph.D., said: "Our corporate ventures group,
PharmaBio Development, had a very active second quarter in signing seven agreements to help our customers develop or commercialize their products. PharmaBio financing was key in reaching agreements with ArgoMed and Pilot Therapeutics to help commercialize their products to treat prostate disease and asthma, respectively, and in our preferred provider alliance with Innapharma to develop its treatments for central nervous system disorders.

"Our strategic alliance with Care Capital, the life-sciences investment fund founded by former SmithKline Beecham CEO Jan Leschly, already has yielded results, and I'm excited by the capabilities this alliance offers pharma and biotech companies."

Supplemental financial information is available now under "Additional Financials" in the Investors section of Quintiles' Web site, www.quintiles.com/investors/additional_financials.

Quintiles Transnational's second quarter 2001 financial briefing will be held at 11 a.m. EDT on Thursday, July 19, and will be broadcast live over the Web. Interested parties can access the Webcast at http://www.quintiles.com/investors/broadcast_center. Additionally, a replay of the Webcast will be available via the same link about two hours after completion of the call. The replay will be available through 5 p.m., Friday, August 3, 2001.

Quintiles Transnational is the world's leading provider of information, technology and services to help bring new medicines to patients faster and improve healthcare. Headquartered near Research Triangle Park, North Carolina, Quintiles employs a global workforce of 18,000 in 39 countries. Quintiles Transnational is a member of the S&P 500 and Fortune 1000. For more information visit the company's Web site at www.quintiles.com.

The schedule attached to this release is an integral part of this release. Information in this press release contains "forward-looking statements" about Quintiles. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the risk the market for our products and services will not grow as we expect, the risk that our PharmaBio transactions will not generate revenues or profit at the rate or levels we anticipate, our ability to efficiently distribute backlog among therapeutic business units and match demand to resources, actual operating performance, the actual savings and operating improvements resulting from the restructuring, the ability to maintain large client contracts or to enter into new contracts, changes in trends in the pharmaceutical industry, and the ability to operate successfully in new lines of business. Our data products business remains subject to state and federal regulations, and contracts with data vendors, including WebMD. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

                                      # # #


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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                      Three Months Ended June 30        Six Months Ended June 30
                                                                      2001                2000          2001           2000
------------------------------------------------------------------------------------------------------ -------------------------
In thousands, except per share data

Net revenue                                                           $404,300            $423,107      $808,770       $837,952

Costs and expenses:
     Direct                                                            241,108             255,901       482,114        508,310
     General and administrative                                        129,402             142,597       264,119        280,726
     Depreciation and amortization                                      23,893              22,749        46,546         45,871
     Non-recurring charges:
          Restructuring                                                  2,146                   0         2,146         58,592
          Disposal of business                                               0              17,325             0         17,325
---------------------------------------------------------------------------------------------------    -------------------------
Total costs and expenses                                               396,549             438,572       794,925        910,824
---------------------------------------------------------------------------------------------------    -------------------------
Income (loss) from operations                                            7,751             (15,465)       13,845        (72,872)

Total other income (expense)                                             6,687               3,193        12,221          5,141
---------------------------------------------------------------------------------------------------    -------------------------

Income (loss) before income taxes                                       14,438             (12,272)       26,066        (67,731)
Income taxes expense (benefit)                                           4,764              (4,050)        8,601        (22,350)
---------------------------------------------------------------------------------------------------    -------------------------

Income (loss) from continuing operations                                 9,674              (8,222)       17,465        (45,381)

Income from discontinued operation, net of taxes                             0               6,176             0         16,770
Extraordinary gain from sale of discontinued operation, net of taxes         0             436,327             0        436,327
---------------------------------------------------------------------------------------------------    -------------------------

Net income                                                              $9,674            $434,281       $17,465       $407,716
===================================================================================================    =========================

Basic net income per share:
     Income (loss) from continuing operations                            $0.08              ($0.07)        $0.15         ($0.39)
     Income from discontinued operation                                  $0.00               $0.05         $0.00          $0.15
     Extraordinary gain from sale of discontinued operation              $0.00               $3.78         $0.00          $3.78
                                                                 --------------      --------------    ----------    -----------
     Basic net income per share                                          $0.08               $3.76         $0.15          $3.53
                                                                 ==============      ==============    ==========    ===========

Diluted net income per share:
     Income (loss) from continuing operations                            $0.08              ($0.07)        $0.14         ($0.39)
     Income from discontinued operation                                  $0.00               $0.05         $0.00          $0.15
     Extraordinary gain from sale of discontinued operation              $0.00               $3.78         $0.00          $3.78
                                                                 --------------      --------------    ----------    -----------
     Diluted net income per share                                        $0.08               $3.76         $0.14          $3.53
===================================================================================================    =========================


Shares used in computing net income per share:
          Basic                                                        117,149             115,394       116,746        115,417
          Diluted                                                      120,847             115,394       120,500        115,417


Consolidated Balance Sheet Data
(Unaudited)
                                                                   June 30,          December 31,
                                                                     2001                2000
---------------------------------------------------------------------------------------------------
In millions

Cash, cash equivalents and debt investments                               $449                $438
Investments in marketable equity securities                                347                 384
Working capital                                                            437                 309
Total assets                                                             1,980               1,962
Debt including current portion                                              33                  39
Shareholders' equity                                                     1,412               1,405
===================================================================================================
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